Exhibit 10.1

ModusLink FY 2015 Management Incentive Plan

1.	Purpose

The objective of the FY 2015 Management Incentive Plan (“2015 MIP Plan” or “Plan”) is to recognize and reward the achievement of financial, business and management goals that are essential to the success of ModusLink Corporation and ModusLink PTS (collectively “ModusLink” or the “Company”) by means of short and long term compensation incentives.

2.	Period of Effectiveness

This Plan relates to the 2015 Fiscal Year, August 1, 2014 to July 31, 2015.

3.	Eligibility

A.	Approval for any Participant to join the Plan must be received from the Chief Human Resources Officer and the President and CEO, and the Committee of ModusLink Global Solutions, Inc. (the “Corporation”) in the case of members of the Executive Leadership Team (“ELT”) and Section 16 Officers. The Company will issue Participants a notice of their eligibility and their individual Plan components by providing a Plan document to each. Further, eligibility requires Participant’s receipt, signed and returned Certificate of Acknowledgement, Appendix B of this Plan document. Eligibility requires date of hire or promotion to MIP eligible status prior to beginning of the fourth fiscal quarter of the Plan Year.

B.	In addition, Participant must be an active employee of the Company in good standing on the date actual Plan payments are made, provided, however, that a Participant will remain eligible for a payment under the Plan to the extent such Participant (i) was employed by the Company for the Plan Period and (ii) has his or her employment with the Company involuntarily terminated by the Company without Cause after the Plan Period.

4.	Payout

Participants will be assigned a Payout Percentage for the 2015 Plan, expressed as a percentage of Base Salary for the cash portion of the Award. A Participant may also receive a Performance Based Restricted Share (PBRS) grant as his/her performance warrants and calculated from a value determined and communicated to each Participant. The cash or grant Award will vary according to the Participant’s position or level, and schedule of compensation based on Company performance based on the factors described in Section 6 below.

5.	Components and Performance Levels

Awards are subject to minimum achievement of Adjusted EBITDA (the “Gate” for the Plan Year). No Plan Awards result if the Gate is not met. Once the Gate is achieved, Awards may be calculated independently for two Award components, Return on Invested Capital (ROIC), and Book and Bill of New Business. Further, ROIC and Book and Bill components are weighted 70% and 30% respectively. The cash or grant Award calculated from the components may be adjusted by an Individual Performance Factor (IPF). Each Participant will be informed of the “Threshold,” the “Target” and the “Maximum” performance levels achieved for each component.

6.	Calculation of Achievement and Overachievement Adjustments

When the Gate is met or exceeded, Awards are calculated subject to independent Threshold achievement of each of the ROIC and Book and Bill Award components.

A.	ROIC

i.	Should the achieved ROIC be equal to or greater than the Threshold amount but less than the Target amount, a Participant would be eligible to receive a weighted portion of the ROIC component of his or her Payout based on a pro rata scale running from 70% to 100% of that component of the Payout Percentage on a corresponding scale of 85% to 100% ROIC Target achievement.

ii.	Should the achieved ROIC equal the Target a Participant would be eligible to receive 100% of the ROIC weighted component of his or her Payout (i.e. 100% of the 70% attributable to ROIC).

iii.	Should the achieved ROIC exceed the Target, a Participant would be eligible to receive a weighted portion of the ROIC component of his or her Payout based on a pro rata scale on that component of the Payout Percentage between 100% and 200% of the Target Payout on a corresponding scale between 100% and 150% ROIC Target achievement The Maximum Award is 200% of Target Payout regardless of achievement.

B.	Book and Bill

i.	Should the achieved Book and Bill be equal to or greater than the Threshold amount but less than the Target amount, a Participant would be eligible to receive a weighted portion of the Book and Bill component of his or her Payout based on a pro rata scale running from 70% to 100% of that component of the Payout Percentage on a corresponding scale of 90% to 100% Book and Bill Target achievement.

ii.	Should the achieved Book and Bill equal the Target a Participant would be eligible to receive 100% of the Book and Bill weighted component of his or her Payout (i.e. 100% of the 30% attributable to Book and Bill).

iii.	Should the achieved Book and Bill exceed the Target, a Participant would be eligible to receive a weighted portion of the Book and Bill component of his or her Payout based on a pro rata scale on that component of the Payout between 100% and 200% of the Target Payout Percentage on a corresponding scale between 100% and 150% Book and Bill Target achievement. The Maximum Award is 200% of the Target Payout regardless of achievement.

C.	Individual Performance Factor (“IPF”)

i.	An IPF will be determined by the Participant’s manager, based on the Participant’s performance against written goals to be developed with such Participant and the Participant’s manager. The IPFs shall be determined and applied such that on an aggregated basis, the sum of all Payout Amounts shall not increase above the stated Maximum amount as determined by applying Sections 6A and 6B to each Participant. For example, if by applying Sections 6A and 6B, Payout Amounts at Maximum equal $10,000 in the aggregate, the impact of the IPFs will not result in actual payouts in excess of $10,000.

ii.	If Participant’s performance has been unsatisfactory, the President and CEO (or the Committee in the case of any ELT member or any Section 16 Officer) reserves the right to reduce an Award below Threshold or void an Award entirely.

7.	Payout Calculations

A.	Should the Gate be met or exceeded and subject to achievement of the Threshold for each of the ROIC and Book and Bill Awards, cash Awards will be payable and PBRS Awards will be issued following the Grant Date. Participant’s Payout Amount for each component will be calculated by multiplying (A) the Payout Percentage, by (B) the weight percentage associated with each component per Section 5 above, by (C) the achievement level for such component computed in accordance with Section 6 above, by (D) the Participant’s Base Salary for cash Awards and by the PBRS dollar value for PBRS Awards and then adding the resulting amounts. Each amount will then be multiplied by the Individual Performance Factor, resulting in the actual payout to the Participant.

B.	If the Participant’s Payout changes during the Fiscal Year, the bonus payout will be pro-rated as follows: The new Payout will apply to the number of full months following the change. The previous Payout will apply to the full prior months.

C.	Any payments under this Plan will be made in accordance with the Company’s normal payroll practices, following release of the Company’s annual financial results. Subject to performance, the cash Award is payable following the Grant Date. Also subject to performance, PBRS will be issued on or about the Grant Date and will vest in three equal annual amounts on each of the first, second and third anniversary of the Grant Date.

8.	Administration of Plan; Miscellaneous Matters

A.	Awards to the President and CEO or his Executive Leadership Team are subject to approval by Committee. All other awards require the approval of the President and CEO.

B.	Payment on any particular occasion of any bonus amount in accordance with this Plan shall not create the presumption that any further bonus amount will be paid to the Participant thereafter under this Plan or otherwise.

C.	Participants who live and work in a non-United States location will have their Plan payout calculations performed and payouts issued in their local currency, unless a specific ex-patriate or other employment agreement specifically provides otherwise.

D.	The adoption of this Plan shall not be deemed to give any Participant the right to be retained in the employ of the Company or its subsidiaries or to interfere with the right of the Company to dismiss any Participant at any time, for any reason not prohibited by law nor shall it be deemed to give the Company the right to require any employee to remain in its employ.

E.	Payments under this Plan are not to be considered for any purpose as part of the Participant’s base salary or wages.

F.	The financial targets assigned and recognized as goals on any of the performance factors may be removed, revised or otherwise modified by the Committee at any time for any reason or for no reason.

G.	The Committee’s interpretation of the Plan is final and is in the sole and absolute discretion of the Committee. The Committee shall define and interpret the Plan components in their sole discretion. The Committee reserves the right to make final and binding decisions regarding the amount of incentive, if any, to be paid to any Participant. The Committee also reserves the right to amend, terminate and modify this Plan at any time in its sole discretion with or without notice. Each Participant, by signing a Certificate of Acknowledgment attached hereto as Appendix B, specifically acknowledges this right and agrees to be bound by the terms of the Plan.

H.	No Participant or third party acting on behalf of or through a Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any amounts that may be payable hereunder, nor shall any of said amounts be subject to seizure for payment of debt, judgments, alimony or separate maintenance owed by a Participant, or be transferable by operation of law in the event of a bankruptcy, or otherwise.

I.	This Plan is administered by, and all decisions regarding any payments hereunder shall be made from the Company regardless of whether a Participant is employed by the Company.

J.	If any term or condition of this Plan is found to be in non-conformance with a given state or federal or other law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.

K.	The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any legal actions arising out of or relating to this Plan shall be brought exclusively in the state and federal courts located in Middlesex or Suffolk County, Massachusetts.

9.	Definitions

In this document, the following capitalized terms shall have the following definitions:

A.	“Adjusted EBITDA” means budgeted EBITDA of the Corporation before incentive compensation, plus the following items: restructuring expense (up to the budgeted amount, unless otherwise approved by the Corporation’s Board of Directors), impairments or legal or other fees related to the SEC inquiry, stock based compensation and such other items as may be determined by the Committee.

B.	“Award(s)” means a Payout Amount by means of a cash payment or granting of performance based restricted stock (PBRS) grant under this Plan.

C.	“Base Salary” means the total actual amount of base salary earned by the Participant during the Plan Period (or portion thereof) during which the Participant was a Participant.

D.	“Book” or “Booked” or “Bookings” means New Business, Closed after May 21, 2014 through July 31, 2015.

E.	“Book and Bill’ means invoicing in FY15 of any New Business closed after May 21, 2014 regardless of profitability.

F.	“Cause” means a good faith finding by a majority of the members of the Board of Directors of the Corporation, after giving the Participant an opportunity to be heard, of: (i) grossly negligent or willful misconduct by the Participant in connection with his or her employment duties, (ii) failure by the Participant (other than due to disability) to perform his or her duties or responsibilities required pursuant to his or her employment, after written notice and an opportunity to cure, (iii) misappropriation by the Participant of the assets or business opportunities of the Corporation, or its affiliates, (iv) embezzlement or other financial or other fraud committed by the Participant, (v) the Participant knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Participant’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

G.	“Client” means an end user customer of the Company.

H.	“Client Agreement” means all agreements governing the sale of product or services by the Company to its clients which may include master service agreements, letters of intent and similar agreements as approved in accordance with the Company’s Delegation of Authority policies.
I.	“Close” means New Business committed to between the Company and a Client by a legally binding agreement including an obtained Letter of Intent, Memorandum of Understanding or other such legally binding contract that documents Client’s commitment of New Business to the Company at the price and terms the Company approved through the DOA process.

J.	“Committee” means the Human Resources and Compensation Committee of the Board of Directors of ModusLink Global Solutions, Inc.

K.	“Gate” means the minimum annual Adjusted EBITDA that must be achieved for Awards that may result from ROIC and Book and Bill financial components Award calculations.
L.	“Grant Date” means the third business day following the public release of the ModusLink Global Solutions fiscal year financial results.
M.	“Individual Performance Factor” means a factor between 0.8 and 1.2 (inclusive).

N.	“Invested Capital” means the Company’s investment comprised of accounts receivable, accounts payable, inventory, prepaids and other current assets (excluding trading securities and other investments, property, plant and equipment (PP&E), accrued expenses and Net Cash.

O.	“Maximum” means to the percentage of Base Salary for a cash Award or PBRS value.

P.	“ModusLink” or the “Company” means ModusLink Corporation and ModusLink PTS, Inc. and their subsidiaries.

Q.	“New Business” means a new Program where there was active competition, a Request for Proposal and a Client Agreement. New Business includes any of the following,

•	A new logo

•	A new customer group of an existing logo, with autonomous decision making authority
•	An additional geographic market for an existing Program
•	A new distribution channel (e.g., fulfillment to end users vs. distribution vs. retail)
•	A new solution or service
•	An additional product category (excluding new versions, replacements, upgrades or line extensions) as long as it does not have a direct and negative impact on the same Customer volumes already handled by the Company.

R.	“Net Cash” means the cash shown on the Company’s balance sheet excluding client cash and reduced by the amount outstanding on any loan facility.

S.	“Participants” for the Plan Period mean Vice President level or above employees of the Company who meet eligibility requirements per section 3 of this Plan.

T.	“Payout Amount” means any cash payout made under this Plan.

U.	“Payout” means the cash or grant Awards made under the Plan subject to performance.

V.	“PBRS Grant” means a performance based restricted stock grant as calculated by the fair market value on the Grant Date vesting in equal amounts over the three years period following the Grant Date. PBRS grants are subject to the appropriate ModusLink Global Solutions, Inc. Restricted Stock Plan documents.

W.	“Plan” means the Management Incentive Plan for fiscal 2015 including both the FY15 BIP and the FY 15 MIP.

X.	“Plan Period” or “Fiscal Year” means the time period from August 1, 2014 through July 31, 2015.

Y.	“Program” means an engagement for a Client which is identified as “opportunity” in the Company’s CRM System.

Z.	“Return on Invested Capital or “ROIC” means Adjusted EBITDA as a percent of the average Invested Capital for the Plan Year.

AA.	“Stock Based Compensation” means the value of equity grants recorded by the Company in its financial reporting.

BB.	“Target” means budgeted performance of a financial component and corresponding percent of Base Salary expressed for a cash Award

CC.	“Threshold” means minimum performance of a financial component and percent of Base Salary recognized for a cash Award. For purposes of PBRS, Threshold, Target and Maximum mean the dollar value and subsequent calculation of shares to award a stock grant.

Appendix A

Payout Percentage

Metric	Threshold	Target	Maximum
ROIC (70%)	70%	100%	200%
Book& Bill (30%)	70%	100%	200%

The same weightings and percentage payouts apply to PBRS awards.

Appendix B

Certificate of Acknowledgement

I, _______________________, hereby certify that I have read the ModusLink FY 2015 Management Incentive Plan. I understand and agree with the terms of the Plan and agree to be bound thereby.

Participant Signature	Date

Printed Name

Return this completed form to the attention of Phil Worrick in Waltham or

compensation@moduslink.com.